Exhibit 99.1
News Release
Schering-Plough Corporation
2000 Galloping Hill Road
Kenilworth, New Jersey 07033-0530

FOR RELEASE: IMMEDIATELY	Media Contacts:	Rosemarie Yancosek
(908) 298-7476
(908) 208-4848 (mobile)
Steve Galpin
(908) 298-7415
(908) 403-6956 (mobile)

	Investor Contact:	Alex Kelly
(908) 298-7436
SCHERING-PLOUGH REACHES AGREEMENT WITH U.S. ATTORNEY’S OFFICE
FOR DISTRICT OF MASSACHUSETTS AND U.S. DEPARTMENT OF JUSTICE
KENILWORTH, N.J., August 29, 2006 – Schering-Plough Corporation (NYSE: SGP) has reached an agreement with the U.S. Attorney’s Office for the District of Massachusetts and the U.S. Department of Justice to settle the previously disclosed investigation involving the company’s sales, marketing and clinical trial practices and programs. The agreement reached today resolves that investigation, which began prior to the arrival of the new management team.
     “Since April 2003 when new management joined Schering-Plough and launched its Action Agenda to transform the company, we have made great progress in building an organization that puts business integrity at the center of its work,” said Brent Saunders, senior vice president, Global Compliance and Business Practices, Schering-Plough Corporation. “With this agreement, we are putting issues from the past behind us. It is another step as we transform Schering-Plough into a high-performance competitor for the long term.”
     The agreement provides for an aggregate settlement amount of $435 million and is subject to court approval. Under the agreement, Schering Sales Corporation, a subsidiary of Schering-Plough Corporation, will plead guilty to one count of conspiracy to make false statements to the government and pay a criminal fine of $180 million, and Schering-Plough Corporation will pay $255 million to resolve civil aspects of the investigation.
     The company’s previously disclosed litigation reserves will be sufficient to cover the settlement amount under the agreement announced today.
     In connection with the settlement, Schering-Plough Corporation will also sign an addendum to an existing corporate integrity agreement with the Office of Inspector General (OIG) of the U.S. Department of Health and Human Services (HHS). The addendum will not affect Schering-Plough Corporation’s ongoing business with any customers, including the federal government.
SCHERING-PLOUGH DISCLOSURE NOTICE: The information in this press release includes certain “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995, including statements relating to the final resolution of the investigation and the impact of the settlement on Schering-Plough’s business. Forward-looking statements relate to expectations or forecasts of future events. Schering-Plough does not assume the obligation to update any forward-looking statement. Many factors could cause actual results to differ materially from Schering-Plough’s forward-looking statements, including the final resolution of the matters discussed in this press release, which includes court approval and Schering-Plough’s compliance with the corporate integrity agreement, among other uncertainties. For further details about these and other factors that may impact the forward-looking statements, see Schering-Plough’s Securities and Exchange Commission filings, including Item 1A Risk Factors, in the company’s second quarter 10-Q.
     Schering-Plough is a global science-based health care company with leading prescription, consumer and animal health products. Through internal research and collaborations with partners, Schering-Plough discovers, develops, manufactures and markets advanced drug therapies to meet important medical needs. Schering-Plough’s vision is to earn the trust of the physicians, patients and customers served by its more than 32,000 people around the world. The company is based in Kenilworth, N.J., and its Web site is www.schering-plough.com.
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